Exhibit 99.1

ASURE SOFTWARE, INC. ANNOUNCES
CLOSING OF PUBLIC OFFERING OF COMMON STOCK

AUSTIN, Texas – December 22, 2020 – Asure Software, Inc. (NASDAQ: ASUR), a leading provider of cloud-based Human Capital Management (HCM) software solutions, today closed its previously announced underwritten public offering. In the offering, Asure sold 2,600,000 newly issued shares of its common stock at the public offering price of $7.25 per share. The number of shares sold includes 136,896 shares of common stock sold to certain of Asure’s directors, executive officers and senior management employees, including its chief executive officer and lead independent director. Gross proceeds to Asure were $18,850,000, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by Asure.

Asure intends to use the net proceeds received from the sale of the common stock for general corporate purposes. Asure may also use a portion of the net proceeds to acquire or invest in complementary businesses, assets or technologies, although Asure has not entered into any definitive agreement with respect to any specific acquisition at this time.

Roth Capital Partners acted as the sole book-running manager for the offering, and Craig-Hallum Capital Group and Barrington Research acted as co-managers for the offering.

The offering was made pursuant to an effective shelf registration statement that Asure filed with the Securities and Exchange Commission (SEC). A final prospectus supplement describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via e-mail at rothecm@roth.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Asure being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

The forward looking statements in this press release, including with respect to the offering and the intended use of the proceeds of the offering, are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those indicated by forward-looking statements because of various risks and uncertainties, including those described in the prospectus supplement and the accompanying prospectus and in Asure’s other filings and reports with the Securities and Exchange Commission. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “estimates” and “anticipates” and similar expressions are intended to identify forward-looking statements. Except as required by law, Asure is not obligated to update these forward-looking statements to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:

Jeff Houston

Corporate Development

(512) 437-2349

Jeff.Houston@asuresoftware.com